EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

              REMIC MULTI-CLASS MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-AA9

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                            dated September 26, 2005
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                              September 26, 2005
Irving, Texas  75063

      Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-AA9 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-AA9 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 2005-AA9 Certificates shall evidence the entire beneficial ownership interest in three mortgage pools (the "Mortgage Pools") of conventional, adjustable rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of September 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pool: $523,962,234.57 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pools shall be between 240 and 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                                         Principal             Interest                Class Purchase
                  Class                   Balance                Rate                 Price Percentage
                  -----                   -------                ----                 ----------------
                  I-A-1                 $22,502,000.00        Variable(1)                 101.152343750%
                  I-A-R                        $100.00        Variable(1)                 101.152343750%
                  II-A-1               $214,030,000.00        Variable(1)                 101.117187500%
                  III-A-1              $255,468,000.00        Variable(1)                 101.117187500%

            -------
            (1) The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, September 30, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall each have received Required Ratings of at least "AAA" by Fitch Ratings and "Aaa" by Moody's Investors Service, Inc.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                                        Very truly yours,


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED


                                        By: /s/ Tom Saywell
                                           -------------------------------------
                                        Name:  Tom Saywell
                                        Title: Director


The foregoing Agreement is hereby confirmed and accepted as of the date first above written.



FIRST HORIZON ASSET SECURITIES INC.


By:  /s/ Alfred Chang
     ----------------
Name:  Alfred Chang
Title: Vice President



FIRST HORIZON HOME LOAN CORPORATION


By:  /s/ Terry McCoy
     ---------------
Name:  Terry McCoy
Title: Executive Vice President